Exhibit 5.1
[LEBOEUF, LAMB, GREENE & MACRAE LETTERHEAD]
April 12, 2006
Telefonica, S.A.
Gran Vía, 28
28013 Madrid
Spain

Telefónica Emisiones S.A.U.
Gran Via, 28
28013 Madrid
Spain
Ladies and Gentlemen:
     We have acted as special U.S. counsel for Telefónica S.A. (the “Company”) and its wholly-owned subsidiary, Telefónica Emisiones S.A.U. (“Emisiones”), each a company existing under the laws of Spain, in connection with the filing by the Company and Emisiones with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-3, to which this opinion and consent is related (the “Registration Statement”), with respect to the registration of securities of the Company and of Emisiones consisting of Emisiones’ securities (the “Emisiones Securities”), and the Company’s guarantees of the Emisiones Securities (the “Guarantees”). The Emisiones Securities and the Guarantees are herein referred to collectively as the “Securities”. The Securities may be issued and sold from time to time only after the Registration Statement, to which this opinion is an exhibit, becomes effective and a prospectus supplement is prepared and filed with the Commission.
     The Emisiones Securities may be issued under an indenture between Emisiones, as Issuer, and JPMorgan Chase Bank, N.A., as Trustee (the “Indenture”) to be entered into prior to the issuance of the Emisiones Securities. The Guarantees may be issued under a separate guarantee entered into by the Company, as guarantor, in each case to be entered into prior to the issuance of the respective Emisiones Securities. Certain terms of the Securities will be established in indentures supplemental to the Indenture or by or pursuant to resolutions of the Board of Directors of the Company and of Emisiones as part of the corporate action taken and to be taken relating to the issuance of the Emisiones Securities.
     In connection therewith, we have examined the Registration Statement and the Indenture. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company and of Emisiones are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.
     Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that:
1.	Assuming that (i) the Indenture, any Emisiones Securities and any supplemental indentures to be entered into in connection with the issuance of such Emisiones Securities have been duly and properly authorized; (ii) the Registration Statement has become effective under the Securities Act; (iii) the terms of such Emisiones Securities and their issuance and sale have been duly established in conformity with the Indenture and applicable supplemental indenture relating to such Emisiones Securities; (iv) the Indenture has been duly executed and delivered by each party thereto; (v) the terms of such Emisiones Securities do not violate any applicable law (other than the laws of the State of New York and U.S. federal law) or result in a default under or breach of any agreement or instrument binding upon Emisiones and comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over Emisiones; (vi) all necessary approvals have been obtained from the Spanish regulatory authorities; and (vii) such Emisiones Securities have been duly executed and authenticated in accordance with the Indenture and any applicable supplemental indenture relating to such Emisiones Securities and duly issued and delivered by Emisiones in the manner contemplated under the applicable Indenture and any applicable supplemental indenture relating to such Emisiones Securities and in the Registration Statement and any prospectus supplement relating thereto, such Emisiones Securities will constitute valid and binding obligations of Emisiones, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, fraudulent transfer or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

2.	Assuming that (i) the Guarantees have been duly and properly authorized; (ii) the Registration Statement has become effective under the Securities Act; (iii) the applicable Guarantee has been duly executed and delivered by each party thereto and its terms do not to violate any applicable law (other than the laws of the State of New York and U.S. federal law) or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (iv) the Emisiones Securities to which the Guarantees relate have been duly issued and delivered by Emisiones as contemplated by the Registration Statement and any prospectus supplement relating thereto, such Guarantees will constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.
     The opinions expressed herein are limited to the laws of the State of New York and the federal law of the United States. In particular, we do not pass on any matter governed by Spanish law and we assume the validity of the Securities, the Indenture, any supplemental indenture and the Guarantees under the Company’s constitutive documents and any law, regulation, order or decree in Spain.
     We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Registration Statement and to the use of our name under the caption “Legal Matters” contained in the Registration Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act.
Very truly yours,
/s/ LeBoeuf, Lamb, Greene & MacRae